EXHIBIT 8.1

[LETTERHEAD OF PILLSBURY WINTHROP LLP]

April 4, 2003

Riverstone Networks, Inc.

5200 Great America Parkway

Santa Clara, CA 95054

Ladies and Gentlemen:

We are acting as counsel for Riverstone Networks, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-89758) (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Securities Act”) of $126,525,000 aggregate principal amount of 3¾% Convertible Subordinated Notes due 2006 (the “Securities”) and the shares of Common Stock, par value $0.01 per share, of the Company initially issuable upon conversion of the Securities (the “Conversion Shares”). In our opinion the discussion under the caption “United States Federal Tax Consequences” in the Registration Statement sets forth the material United States federal income tax considerations (and in the case of non-U.S. holders, as defined therein, the material United States federal estate tax considerations) generally applicable to holders of the Securities and the Conversion Shares.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    PILLSBURY WINTHROP LLP